Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

June 19, 2017

Board of Directors

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, New York 11753

Re:	Esquire Financial Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Esquire Financial Holdings, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to (a) 2,184,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which includes 384 ,000 shares subject to the underwriter’s over-allotment option (collectively, the “Company Shares”) and (b) 760,000 shares of Common Stock to be offered and sold by certain selling stockholders named in the Registration Statement (the “Secondary Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion, we have reviewed copies of the Registration Statement, the Articles of Incorporation of the Company, the Articles Supplementary of Series B Non-Voting Preferred Stock of the Company, the Bylaws of the Company and certain resolutions of the Board of Directors of the Company. We have also reviewed such other documents and made such other investigations as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies thereof. As to various questions of fact material to this opinion, we have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Our opinions expressed herein are limited to the Maryland General Corporation Code and the federal securities laws of the United States of America and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein.

Board of Directors

Esquire Financial Holdings, Inc.

June 19, 2017

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (a) following (i) execution and delivery of the Underwriting Agreement by the parties thereto, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Company’s Board of Directors, the Company Shares will be validly issued, fully paid and nonassessable; and (b) the Secondary Shares are validly issued, fully paid and nonassessable.

This opinion has been prepared in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to our firm being referenced under the caption “Legal Matters” and for inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ LUSE GORMAN, PC
LUSE GORMAN, PC